Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Roivant Sciences Ltd. for the registration of its common shares, preference shares, debt securities, warrants and units and to the incorporation by reference therein of our report dated June 28, 2022, with respect to the consolidated financial statements of Roivant Sciences Ltd. included in its Annual Report (Form 10-K) for the year ended March 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

September 19, 2022